Exhibit 5.1

Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, CA 94105-3659
Tel +1 415 543 8700
Fax +1 415 391 8269
reedsmith.com

May 23, 2024

Jaguar Health, Inc.
200 Pine Street, Suite 400
San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Jaguar Health, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to $75,000,000 of shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share, pursuant to that certain At the Market Offering Agreement, dated as of December 10, 2021, by and between the Company and Ladenburg Thalmann Co. Inc. as sales agent, as amended on February 2, 2022 and further amended on May 23, 2024 (the “Sales Agreement”). The Shares will be offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-278861) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of the Shares as set forth in a prospectus supplement, dated May 23, 2024 (the “Prospectus Supplement”), supplementing the prospectus, dated May 1, 2024 (the “Base Prospectus”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered by the Company pursuant to the provisions of the Sales Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid and nonassessable.

Jaguar Health, Inc. May 23, 2024 Page 2

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 23, 2024, for incorporation by reference into the Registration Statement, and further consent to all references to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP